EXHIBIT 99.2

American Eagle Outfitters, Inc.
 September 2008

Recorded Sales Commentary Transcript dated October 8, 2008

Good morning and welcome to the American Eagle Outfitters September 2008 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations.  During this call, I will make certain forward-looking statements based on our current expectations.  Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the five weeks ended October 4, 2008 increased 3% to $229.2 million, compared to $222.8 million for the five weeks ended October 6, 2007.  Comparable store sales decreased 6%, compared to a 2% decline for the same period last year.

Although traffic remained challenging throughout the month, AE customers responded well to our price promotion, which began in the third week of the month.  The event drove a higher conversion rate and an improvement in comp store sales.  Overall for the month of September, the men's business delivered comparable store sales in the positive high single-digits, and women's declined in the mid-teens.

Our e-commerce business increased 33%, driven by increases in both unique customer visits and conversion.

Our annual fall sale begins this week, and we look forward to the first holiday collection, which arrives in stores on October 22nd.

Regarding our outlook, we now expect third quarter EPS to be in the range of $0.31 to $0.34.  This compares to $0.45 per share last year.

Thank you for your continued interest in American Eagle Outfitters.